UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: March 30, 2006)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2006, Caraustar Industries, Inc. (the “Company”) amended its senior credit facility by entering into an Amended and Restated Credit Agreement among the Company and certain of its subsidiaries, as Borrowers, certain other subsidiaries of the Company, as Guarantors, the Lenders named therein, Bank of America, N.A., as Agent, and Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager, dated as of March 30, 2006 (the “Senior Credit Agreement”), which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 1.01.

The Senior Credit Agreement provides for a $145.0 million senior credit facility (the “Senior Credit Facility”) consisting of a $110.0 million five-year revolver and a $35.0 million five-year term loan. The Senior Credit Facility is secured by substantially all assets of the Company and its domestic subsidiaries other than real property, including accounts receivable, general intangibles, inventory and equipment. The Company’s domestic subsidiaries are parties to the Senior Credit Facility either as co-borrowers with the Company or as guarantors.

The revolver matures on the fifth anniversary of closing and includes a sublimit of $25.0 million for letters of credit. Borrowing availability under the revolver is determined by reference to a borrowing base, defined as specified percentages of eligible accounts receivable and inventory and reduced by usage of the revolver (including outstanding letters of credit) and any reserves. Aggregate availability under the revolver is limited to $65.0 million until the redemption of the Company’s 9-7/8% Senior Subordinated Notes due 2011 (the “Notes”), which is scheduled to occur on May 1, 2006 as more completely described in Item 1.02 below. After giving effect to revolver borrowings at closing, the Company has approximately $23.7 million in borrowing availability under the revolver, and expects to have approximately $58.7 million in borrowing availability after completion of the redemption of the Notes. The term loan was drawn in full at closing and is required to be repaid in monthly installments based on a level, six-year amortization schedule, with all remaining outstanding principal due on the fifth anniversary of closing.

Outstanding principal of the term loan initially bears interest at a rate equal to, at our option, either (1) the base rate (which is the prime rate most recently announced by Bank of America, N.A., the administrative agent under the Senior Credit Facility) plus 0.25%, or (2) the adjusted one, two, three or six-month LIBOR rate plus 1.75%. Outstanding principal under the revolver initially bears interest at a rate equal to, at the Company’s option, either (1) the base rate or (2) the adjusted one, two, three or six-month LIBOR rate plus 1.50%. Beginning with reference to the fiscal quarter ending September 30, 2006, pricing under the Senior Credit Facility will be determined by reference to a pricing grid based on average daily availability under the revolver for the immediately prior fiscal quarter. Under the pricing grid, the applicable margins for the term loan will range from 0.0% to 0.75% for base rate loans and from 1.50% to 2.25% for LIBOR loans, and the applicable margins for the revolver will range from 0.0% to 0.5% for base rate loans and from 1.25% to 2.00% for LIBOR loans. The undrawn portion of the revolver is subject to an unused line fee calculated at an annual rate of 0.25%. Outstanding letters of credit are subject to an annual fee equal to the applicable margin for LIBOR loans under the revolver as in effect from time to time, plus a fronting fee on the undrawn amount thereof at an annual rate of 0.125%.

The Senior Credit Facility contains covenants that restrict, among other things, the ability of the Company and its subsidiaries to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, pay dividends, repurchase or redeem capital stock and indebtedness, make certain investments or acquisitions, enter into certain transactions with affiliates, enter into sale and leaseback transactions or change the nature of their business. The Senior Credit Facility also contains a fixed charge coverage ratio covenant, which applies only in the event borrowing availability falls below (1) prior to the redemption of the Notes, $30.0 million (determined without regard to the $65.0 million aggregate availability limitation described above), or (2) after the redemption of the Notes, $20.0 million at any time or below $25.0 million for five consecutive business days. The Senior Credit Facility contains events of default including, but not limited to, nonpayment of principal or interest, violation of covenants, breaches of representations and warranties, cross-default to other indebtedness, bankruptcy and other insolvency events, material judgments, certain ERISA events, actual or asserted invalidity of loan documentation and certain changes in control of the Company.

Item 1.02 Termination of a Material Definitive Agreement.

On March 30, 2006, the Company called for redemption all of the outstanding Notes. As of that date, the aggregate outstanding principal amount of the Notes was $257.5 million. The Notes were issued under an Indenture among the Company and the guarantor subsidiaries of the Company and The Bank of New York Trust Company, N.A., as Trustee, dated as of March 29, 2001, as amended (the “Indenture”). In accordance with the terms of the Notes and the Indenture, the outstanding principal balance of the

Notes will be redeemed on May 1, 2006 at a price of $105.25 for each $100 of outstanding principal amount of Notes plus accrued and unpaid interest from April 1, 2006 to the redemption date. A notice of redemption has been sent to all registered holders of the Notes. Drawings under the Senior Credit Facility, together with available cash, will be used to fund the redemption of the Notes. Upon redemption of the Notes, the Notes will cease to be outstanding and the Indenture will terminate and cease to be of any further force or effect.

Bony also serves as trustee under indentures regarding the Company’s 7 3/8% senior notes and its 7 1/4% senior notes, under which $189.75 million and 29.0 million in principal amount, respectively, were outstanding as of December 31, 2005 and also serves as registrar and transfer agent for the Company’s common shares.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained or incorporated in Item 1.01 is incorporated by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.02 is incorporated by reference.

Item 7.01 Regulation FD Disclosure

The Company issued a press release announcing its election to call the Notes for redemption and its completion of the Senior Credit Facility. A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Amended and Restated Credit Agreement among the Company and certain of its subsidiaries, as Borrowers, certain other subsidiaries of the Company, as Guarantors, the Lenders named therein, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, dated as of March 30, 2006.

Exhibit 99.2	Press Release dated March 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2006

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Exhibit No.
Amended and Restated Credit Agreement	99.1

Press Release	99.2